                                                       EXHIBIT 99


MANAGEMENT'S REPORT
The Southern Company and Subsidiary Companies 1995 Annual Report


The management of The Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of The Southern Company and its subsidiary companies in conformity with generally accepted accounting principles.

/s/ A. W. Dahlberg
    A. W. Dahlberg
    Chairman, President, and Chief Executive Officer

/s/ W. L. Westbrook
    W. L. Westbrook
    Financial Vice President, Chief Financial Officer, and Treasurer


    February 21, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and to the Stockholders of The Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of The Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-33) referred to above present fairly, in all material respects, the financial position of The Southern Company and subsidiary companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the periods stated, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP

    Atlanta, Georgia
    February 21, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
The Southern Company and Subsidiary Companies 1995 Annual Report


RESULTS OF OPERATIONS

Earnings and Dividends

This year's financial performance continues to support The Southern Company's goal to become America's Best Diversified Utility. The core business of selling electricity in the Southeast remained strong, while the non-core business expanded both internationally and domestically. The financial results for 1995 demonstrate a very successful year with several records being set. Net income of $1.1 billion and earnings per share of $1.66 for 1995 both established record highs. Southern Company common stock reached an all-time high closing price of 24 5/8, surpassing the previous record of 23 3/8 set in 1993. Continued cost controls and the strong demand for electricity were the dominant forces that favorably affected earnings in 1995.

    Costs related to the work force reduction programs implemented in 1995 and 1994 decreased earnings by 2 cents and 9 cents per share, respectively. These costs are expected to be recovered through future savings in approximately two years following each program's implementation. Additional non-operating or non-recurring items affected earnings in 1995 and 1994. After excluding these items in both years, 1995 earnings from operations were $1.1 billion -- or $1.71 per share -- an increase of $108 million compared with 1994. The non-operating items that affected earnings were as follows:

                              Consolidated            Earnings
                              Net Income              Per Share
                             ---------------        ----------------
                              1995     1994           1995     1994
                             ---------------        ----------------
                              (in millions)
Earnings as reported        $1,103    $ 989          $1.66    $1.52
---------------------------------------------------------------------
Work force reduction
    programs                    17       61            .02      .09
Sale of facilities             (12)     (28)          (.02)    (.04)
Demand-side costs               17        -            .03        -
Environmental
    cleanup                      5        5            .01      .01
Miscellaneous                    5        -            .01        -
---------------------------------------------------------------------
Total non-operating             32        38           .05      .06
---------------------------------------------------------------------
Earnings from
    operations              $1,135    $1,027         $1.71    $1.58
=====================================================================
Amount and
    percent change            $108      10.6%        $0.13      8.2%
---------------------------------------------------------------------

    In 1995, non-operating items -- both positive and negative -- had an impact on earnings, which resulted in a net reduction of $32 million. These items were:
(1) Costs associated with work force reduction programs implemented primarily in 1995 decreased earnings. (2) The last in a series of four separate transactions to sell Plant Scherer Unit 4 to two Florida utilities increased earnings. (3) Georgia Power's demand-side conservation costs that were not recovered from customers decreased earnings. (4) Environmental-cleanup costs decreased earnings.

   In 1994, earnings were $989 million or $1.52 per share -- down 5 cents from the per share amount reported in 1993. Earnings in 1994 were significantly affected by costs related to work force reduction programs and milder than normal temperatures.

   Dividends paid on common stock during 1995 were $1.22 per share or 30 1/2 cents per quarter. During 1994 and 1993, dividends paid per share were $1.18 and $1.14, respectively. In January 1996, The Southern Company board of directors raised the quarterly dividend to 31 1/2 cents per share or an annual rate of $1.26 per share.

Acquisitions

Southern Electric International (Southern Electric) owns and manages international and domestic non-core businesses for The Southern Company. Southern Electric acquired several businesses in late 1994 and in 1995. These businesses have been included in the consolidated statements of income since the date of acquisition and not reflected in prior periods. These acquisitions account for a significant portion of the amount of change in revenues and certain expenses from year to year. Therefore to facilitate discussing the results of operations, Southern Electric's 1995 variances are shown separately. These variances are predominantly acquisition related and require no further explanation.

The Southern Company and Subsidiary Companies 1995 Annual Report


Revenues

Operating revenues increased in 1995 and decreased in 1994 as a result of the following factors:

                                         Increase (Decrease)
                                          From Prior Year
                                   ------------------------------
                                     1995        1994       1993
                                   ------------------------------
    Retail --                             (in millions)
       Change in base rates          $  -       $   3      $   3
       Sales growth                   177         153        104
       Weather                        143        (177)       198
       Fuel cost recovery and
          other                       134        (107)       199
    -------------------------------------------------------------
    Total retail                      454        (128)       504
    -------------------------------------------------------------
    Sales for resale --
       Within service area             39         (87)        38
       Outside service area           (90)       (108)      (184)
    -------------------------------------------------------------
    Total sales for resale            (51)       (195)      (146)
    Southern Electric                 458         131         54
    Other operating revenues           22           -          4
    -------------------------------------------------------------
    Total operating revenues         $883       $(192)     $ 416
    =============================================================
    Percent change                   10.6%       (2.3)%      5.2%
    -------------------------------------------------------------

    Retail revenues of $7.6 billion in 1995 increased 6.4 percent from last year, compared with a decrease of 1.8 percent in 1994. Under fuel cost recovery provisions, fuel revenues generally equal fuel expense -- including the fuel component of purchased energy -- and do not affect net income.

    Sales for resale revenues within the service area were $399 million in 1995, up 11 percent from the prior year. This increase resulted primarily from the prolonged hot summer weather, which increased the demand for electricity. Revenues from sales for resale within the service area were $360 million in 1994, down 19 percent from the prior year. The decrease resulted from certain municipalities and cooperatives in the service area retaining more of their own generation at facilities jointly owned with Georgia Power.

    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost.

                        1995          1994          1993
                        ---------------------------------
                                  (in millions)
   Capacity             $237          $276          $350
   Energy                151           176           230
   ------------------------------------------------------
   Total                $388          $452          $580
   ======================================================

    Capacity revenues decreased in 1995 and 1994 because the amount of capacity under contract declined, as scheduled, by some 100 megawatts and 400 megawatts, respectively. Additional declines in capacity are not scheduled until after 1999.

    Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1995 and the percent change by year were as follows:

                                               Percent Change
                                       ----------------------------
  (billions of               Amount
    kilowatt-hours)            1995       1995     1994      1993
                        -------------  ----------------------------
Residential                    39.1        9.2%    (2.6)%     9.5%
Commercial                     35.9        5.5      3.8       5.9
Industrial                     51.7        2.7      3.2       1.9
Other                           0.9        2.1      3.8       4.6
                          -----------
Total retail                  127.6        5.4      1.6       5.3
Sales for resale --
  Within service area           9.5       16.2    (38.5)      9.5
  Outside service area          9.1      (15.1)   (13.5)    (25.2)
                          -----------
Total                         146.2        4.4     (3.4)      2.1
===================================================================

    The rate of increase in 1995 retail energy sales was fostered by the impact of weather. Residential energy sales surged upward as a result of hotter-than-normal summer weather in 1995, compared with the extremely mild summer of 1994. Commercial and industrial sales continue to show moderate gains in excess of the national average. This reflects the strength of business and economic conditions in The Southern Company's service area. Energy sales to retail customers are projected to increase at an average annual rate of 1.9 percent during the period 1996 through 2006.

    Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area continued to decrease in 1995 and 1994, primarily as a result of the scheduled decline in megawatts of capacity under contract.

The Southern Company and Subsidiary Companies 1995 Annual Report

Expenses

Total operating expenses of $7.3 billion for 1995 increased $712 million compared with the prior year. Core business expenses increased $322 million, and Southern Electric comprised the remainder. The costs to produce and deliver electricity for the core business in 1995 increased by $120 million to meet higher energy demands. Depreciation expenses and property taxes increased by $78 million as a result of additional utility plant being placed into service. The amortization of deferred expenses related to Plant Vogtle increased by $49 million in 1995 when compared with the prior year. For additional information concerning Plant Vogtle, see Note 1 to the financial statements under "Plant Vogtle Phase-In Plans."

    In 1994, operating expenses of $6.6 billion declined 2.1 percent compared with 1993. The decrease was attributable to less energy being sold. Total production costs were down $297 million. However, costs related to the 1994 work force reduction programs increased operating expenses by $100 million. Also, a $39 million increase in the amortization of deferred Plant Vogtle expenses compared with the amount in 1993 contributed to offset the decrease in operating expenses.

    Fuel costs constitute the single largest expense for The Southern Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the core business service area -- were as follows:

                                      1995     1994      1993
                                   ---------------------------
Total generation
   (billions of kilowatt-hours)        147      142       144
Sources of generation
   (percent) --
     Coal                               77       75        78
     Nuclear                            17       19        17
     Hydro                               4        5         4
     Oil and gas                         2        1         1
Average cost of fuel per net
   kilowatt-hour generated
      (cents) --
       Coal                           1.73     1.80      1.90
       Nuclear                        0.56     0.56      0.54
       Oil and gas                    3.37     3.99      4.34
Total                                 1.53     1.56      1.67
--------------------------------------------------------------

   Fuel and purchased power costs of $2.6 billion in 1995 increased $282 million compared with 1994. Core business increased $73 million and Southern Electric increased $209 million. The operating companies' customer demand for electricity rose by 4.7 billion kilowatt-hours more than in 1994. The additional cost to meet the demand was offset slightly by a lower average cost of fuel per net kilowatt-hour generated. Fuel and purchased power expenses of $2.3 billion in 1994 decreased 10 percent compared with the prior year because of lower energy demands and a lower average cost of fuel per net kilowatt-hour generated.

   For 1995, income taxes increased $84 million compared with the prior year. Core business income taxes increased $65 million, and Southern Electric accounted for the remainder. The increase was attributable to additional taxable income from operations. For 1994, income taxes rose $8 million or 1.3 percent above the amount reported for 1993. The increase resulted primarily from the sale of interests in generating plant facilities.

    Total gross interest charges and preferred stock dividends increased $39 million from amounts reported in the previous year. These costs for core business continued to decline by $12 million, but Southern Electric interest charges increased by $51 million. The decline is attributable to lower interest rates and continued refinancing activities in 1995. In 1994, these costs were $765 million -- down $66 million or 8.0 percent. As a result of favorable market conditions, $1.1 billion in 1995, $1.0 billion in 1994, and $3.0 billion in 1993 of senior securities were issued for the primary purpose of retiring higher-cost securities.

Effects of Inflation

The Southern Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on The Southern Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

The Southern Company and Subsidiary Companies 1995 Annual Report

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment, with non-core business becoming more significant.

   Work force reduction programs were implemented in 1995 and 1994 that reduced earnings by $17 million and $61 million, respectively. These actions will assist in efforts to control growth in future operating expenses.

   Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Southern Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Southern Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

   Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. New federal legislation is being discussed, and legislation allowing customer choice has already been introduced in Florida and Georgia. In order to address these initiatives, numerous questions must be resolved, with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless The Southern Company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability by seeking new markets that evolve with the changing regulation.

    The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA). The amendment allows holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of these opportunities, Southern Electric -- founded in 1981 -- is focusing on international and domestic cogeneration, the independent power market, and the privatization of generating and distribution facilities in the international market. In late 1995, South Western Electricity (SWEB) was acquired for approximately $1.8 billion. For additional information on this acquisition, see
Note 14 to the financial statements. This British electric distribution utility and other investments made by Southern Electric should increase the opportunities for future earnings growth. At December 31, 1995, Southern Electric's total assets amounted to $5.0 billion.

    Demand-side options -- programs that enable customers to lower or alter their peak energy requirements -- have been implemented by some of the system operating companies and are a significant part of integrated resource planning. See Note 3 to the financial statements under "Georgia Power Demand-Side Conservation Programs" for information concerning the recovery of certain costs. Customers can receive cash incentives for participating in these programs as well as reduce their energy requirements. Besides promoting energy efficiency, another benefit of these programs could be the ability to defer the need to construct costly baseload generating facilities further into the future.

    Rates to retail customers served by the system operating companies are regulated by the respective state public service commissions in Alabama, Florida, Georgia, and Mississippi. Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. See Note 3 to the financial statements for information about other retail and wholesale regulatory matters.

The Southern Company and Subsidiary Companies 1995 Annual Report


   The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including The Southern Company's -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing The Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets. Also, the annual provisions for such costs could increase. Because of the company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   The Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

   The operating companies are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Southern Company adopted the new rules January 1, 1996, with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility industry.

   The FASB has issued Statement No. 123, Accounting for Stock-Based Compensation. This statement establishes a fair value based method of accounting for employee stock options. This method provides for a compensation cost to be charged to results of operations at the grant date. However, the statement allows companies to continue following the accounting prescribed by Accounting Principles Bulletin Opinion No. 25. Opinion No. 25 generally requires compensation cost to be recognized only for the excess of the quoted market price at the grant date over the price that an employee must pay to acquire the stock. The Southern Company has elected to continue with Opinion No. 25.


FINANCIAL CONDITION

Overview

The Southern Company's financial condition continues to remain strong. Both earnings per share and market price per share set new record levels in 1995. Earnings from operations continued to increase in 1995 and exceeded $1.1 billion. Based on this performance, in January 1996, The Southern Company board of directors increased the common stock dividend for the fifth consecutive year.

    In 1995, Southern Electric acquired SWEB for approximately $1.8 billion. For more information on the purchase of this British electric distribution utility, see Note 14 to the financial statements.

    Another major change in The Southern Company's financial condition was gross property additions of $1.4 billion to utility plant. The majority of funds needed for gross property additions since 1992 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Consolidated Statements of Cash Flows provide additional details.

   The Southern Company has a policy that financial derivatives are to be used only to mitigate business risks and not for speculative purposes. Derivatives have been used by the company on a very limited basis. At December 31, 1995, the credit risk for derivatives outstanding was not material. See Note 1 to the financial statements under "Financial Instruments" for additional information.

The Southern Company and Subsidiary Companies 1995 Annual Report

Capital Structure

The Southern Company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 42.4 percent in 1995, compared with 44.4 percent in 1994, and 43.8 percent in 1993. The company's goal is to maintain the common equity ratio generally within a range of 40 percent to 45 percent.

    During 1995, the subsidiary companies sold $375 million of first mortgage bonds and, through public authorities, $732 million of pollution control revenue bonds. The companies continued to reduce financing costs by retiring higher-cost bonds. Retirements, including maturities, of bonds totaled $1.3 billion during 1995, $973 million during 1994, and $2.5 billion during 1993. Retirements of preferred stock totaled $1 million a year during 1995 and 1994 and $516 million during 1993. As a result, the composite interest rate on long-term debt decreased from 8.2 percent at December 31, 1992, to 7.1 percent at December 31, 1995. During this same period, the composite dividend rate on preferred stock declined from 7.3 percent to 6.5 percent.

    In 1995, The Southern Company raised $174 million from the issuance of new common stock under the company's various stock plans. An additional $103 million of new common stock was issued through a public offering in early 1995. At the close of 1995, the company's common stock had a market value of 24 5/8 per share, compared with a book value of $13.10 per share. The market-to-book value ratio was 188 percent at the end of 1995, compared with 160 percent at year-end 1994 and 184 percent at year-end 1993.

Capital Requirements for Construction

The construction program of The Southern Company is budgeted at $1.5 billion for 1996, $1.4 billion for 1997, and $1.3 billion for 1998. The total is $4.2 billion for the three years. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections;
the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures for the operating companies will be fully recovered.

    The operating companies do not have any baseload generating plants under construction, and current energy demand forecasts do not require any additional baseload facilities until well into the future. However, within the service area, the construction of combustion turbine peaking units of approximately 600 megawatts of capacity is planned to be completed by 1998 to meet increased peak-hour demands. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $996 million will be required by the end of 1998 for present sinking fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- has significantly impacted The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of The Southern Company. As a result of the company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

The Southern Company and Subsidiary Companies 1995 Annual Report


    The Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by the installation of new control equipment at 22 of the original 28 affected generating units. Construction expenditures for Phase I compliance totaled approximately $320 million through 1995.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy could require total estimated construction expenditures of approximately $150 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 1 percent in revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    Metropolitan Atlanta is classified as a non-attainment area with regard to the ozone ambient air quality standards. Title I of the Clean Air Act requires the state of Georgia to conduct specific studies and establish new control rules -- affecting sources of nitrogen oxides and volatile organic compounds -- to achieve attainment by 1999. As the required first step, the state issued rules for the application of reasonably available control technology to reduce nitrogen oxide emissions by May 31, 1995. The results of these new rules required nitrogen oxide controls, above Title IV requirements, on some Georgia Power plants. The EPA along with 37 states is conducting studies to evaluate the benefits of regional controls in meeting the ozone standards. Final attainment rules, based on modeling studies, could require installation of additional controls for nitrogen oxide emissions to meet the 1999 deadline in Atlanta or as part of any regional controls if enacted. A decision on new requirements is expected in 1997. Compliance with any new rules could result in significant additional costs. The actual impact of new rules will depend on the development and implementation of such rules.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study during 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

    In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of

The Southern Company and Subsidiary Companies 1995 Annual Report

any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for The Southern Company amounted to $8 million, $8 million, and $41 million in 1995, 1994, and 1993, respectively. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See
Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Bruswick, Georgia.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation -- if any --will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The Southern Company may require additional equity capital in 1996. The amount and timing of additional equity capital to be raised in 1996 -- as well as in subsequent years -- will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1996 for the company's stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

    The operating companies plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which was primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

    To meet short-term cash needs and contingencies, The Southern Company had approximately $772 million of cash and cash equivalents and $2.8 billion of unused credit arrangements with banks at the beginning of 1996.

    To issue additional first mortgage bonds and preferred stock, the operating companies must comply with certain earnings coverage requirements designated in their mortgage indentures and corporate charters. The ability to issue securities in the future will depend on coverages at that time. Currently, each of the operating companies expects to have adequate coverage ratios for anticipated requirements through at least 1998.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
The Southern Company and Subsidiary Companies 1995 Annual Report
====================================================================================================================
                                                                              1995            1994             1993
--------------------------------------------------------------------------------------------------------------------
                                                                                          (in millions)
Operating Revenues                                                          $9,180          $8,297           $8,489
--------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                                    2,126           2,058            2,265
     Purchased power                                                           491             277              336
     Other                                                                   1,626           1,505            1,445
Maintenance                                                                    683             660              653
Depreciation and amortization                                                  904             821              793
Amortization of deferred Plant Vogtle costs, net (Note 1)                      124              75               36
Taxes other than income taxes                                                  535             475              462
Federal and state income taxes                                                 805             711              734
--------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                     7,294           6,582            6,724
--------------------------------------------------------------------------------------------------------------------
Operating Income                                                             1,886           1,715            1,765
Other Income:
Allowance for equity funds used during construction                              5              11                9
Interest income                                                                 38              32               30
Other, net                                                                     (65)            (28)             (34)
Income taxes applicable to other income                                         36              26               57
--------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                               1,900           1,756            1,827
--------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                     557             568              595
Allowance for debt funds used during construction                              (20)            (18)             (13)
Interest on notes payable                                                       63              33               30
Amortization of debt discount, premium, and expense, net                        44              30               26
Other interest charges                                                          52              47               87
Minority interest in subsidiaries                                               13              20                7
Preferred dividends of subsidiary companies                                     88              87               93
--------------------------------------------------------------------------------------------------------------------
Net interest charges and other, net                                            797             767              825
--------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                     $1,103          $  989           $1,002
====================================================================================================================
Common Stock Data:
     Average number of shares of common stock outstanding (in millions)        665             650              637
     Earnings per share of common stock                                      $1.66           $1.52            $1.57
     Cash dividends paid per share of common stock                           $1.22           $1.18            $1.14
--------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993


                                                                               1995            1994            1993
--------------------------------------------------------------------------------------------------------------------
                                                                                         (in millions)
Balance at Beginning of Year                                                 $3,191          $2,968          $2,721
Consolidated net income                                                       1,103             989           1,002
--------------------------------------------------------------------------------------------------------------------
                                                                              4,294           3,957           3,723
Cash dividends on common stock                                                  811             766             726
Capital and preferred stock transactions, net                                     -               -              29
--------------------------------------------------------------------------------------------------------------------
Balance at End of Year  (Note 9)                                             $3,483          $3,191          $2,968
====================================================================================================================
The accompanying notes are an integral part of these statements.


                                       12

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
The Southern Company and Subsidiary Companies 1995 Annual Report
==========================================================================================================================
                                                                                  1995              1994              1993
--------------------------------------------------------------------------------------------------------------------------
                                                                                                (in  millions)
Operating Activities:
Consolidated net income                                                        $ 1,103            $  989           $ 1,002
Adjustments to reconcile consolidated net income
     to net cash provided by operating activities --
         Depreciation and amortization                                           1,134             1,050            1,011
         Deferred income taxes and investment tax credits                          117                (4)             189
         Allowance for equity funds used during construction                        (5)              (11)              (9)
         Amortization of deferred Plant Vogtle costs (Note 1)                      124                75               36
         Gain on asset sales                                                       (33)              (52)             (36)
         Other, net                                                                (52)               45               (9)
         Changes in certain current assets and liabilities --
            Receivables, net                                                      (109)              114              (55)
            Fossil fuel stock                                                       28              (110)             138
            Materials and supplies                                                  11               (18)              (2)
            Accounts payable                                                      (138)               81               43
            Other                                                                  135               (48)             (61)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                      2,315             2,111            2,247
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                        (1,401)           (1,536)          (1,441)
Southern Electric business acquisitions                                         (1,416)             (405)            (465)
Sales of property                                                                  287               171              262
Other                                                                              153               (87)             (37)
-------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                          (2,377)           (1,857)          (1,681)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Common stock                                                                  277               279              205
     Preferred stock                                                                 -                 -              426
     Preferred securities                                                            -               100                -
     First mortgage bonds                                                          375               185            2,185
     Other long-term debt                                                        1,805             1,188              592
Retirements --
     Preferred stock                                                                (1)               (1)            (516)
     First mortgage bonds                                                         (538)             (241)          (2,178)
     Other long-term debt                                                         (902)           (1,039)            (450)
Increase in notes payable, net                                                     727                37              114
Payment of common stock dividends                                                 (811)             (766)            (726)
Miscellaneous                                                                     (237)              (35)            (137)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                             695              (293)            (485)
--------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                               633               (39)              81
Cash and Cash Equivalents at Beginning of Year                                     139               178               97
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                       $   772            $  139           $  178
==========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                         $622              $618             $673
     Income taxes                                                                 $645              $716             $530
--------------------------------------------------------------------------------------------------------------------------
Business acquisitions --
     Fair value of assets acquired                                              $2,745              $604             $465
     Less cash paid for common stock                                             1,416               405              465
--------------------------------------------------------------------------------------------------------------------------
     Liabilities assumed                                                        $1,329              $199           $    -
==========================================================================================================================
The accompanying notes are an integral part of these statements.


CONSOLIDATED BALANCE SHEETS
At December 31, 1995 and 1994
The Southern Company and Subsidiary Companies 1995 Annual Report
========================================================================================================
Assets                                                                             1995            1994
--------------------------------------------------------------------------------------------------------
                                                                                      (in millions)

Utility Plant:
Plant in service (Note 1)                                                       $31,878         $29,209
Less accumulated provision for depreciation                                      10,067           9,577
--------------------------------------------------------------------------------------------------------
                                                                                 21,811          19,632
Nuclear fuel, at amortized cost                                                     225             238
Construction work in progress (Note 4)                                              990           1,247
--------------------------------------------------------------------------------------------------------
Total                                                                            23,026          21,117
--------------------------------------------------------------------------------------------------------
Other Property and Investments:
Argentine operating concession, being amortized                                     431             446
Goodwill (Note 14)                                                                  344              12
Nuclear decommissioning trusts                                                      201             125
Miscellaneous                                                                       317             224
--------------------------------------------------------------------------------------------------------
Total                                                                             1,293             807
--------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                           772             139
Special deposits                                                                    156              36
Receivables, less accumulated provisions for uncollectible accounts
      of $37 million in 1995 and $9 million in  1994                              1,363           1,022
Fossil fuel stock, at average cost                                                  327             354
Materials and supplies, at average cost                                             552             553
Prepayments                                                                         266             194
Vacation pay deferred                                                                74              70
--------------------------------------------------------------------------------------------------------
Total                                                                             3,510           2,368
--------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                                 1,386           1,454
Deferred Plant Vogtle costs (Note 1)                                                308             432
Debt expense, being amortized                                                       100              48
Premium on reacquired debt, being amortized                                         295             298
Miscellaneous                                                                       636             518
--------------------------------------------------------------------------------------------------------
Total                                                                             2,725           2,750
--------------------------------------------------------------------------------------------------------
Total Assets                                                                    $30,554         $27,042
========================================================================================================
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED BALANCE SHEETS
At December 31, 1995 and 1994
The Southern Company and Subsidiary Companies 1995 Annual Report
========================================================================================================
Capitalization and Liabilities                                                     1995            1994
--------------------------------------------------------------------------------------------------------
                                                                                           (in millions)

Capitalization (See(Seeoaccompanyingtstatements):
Common stock equity                                                             $ 8,772         $ 8,186
Preferred stock of subsidiaries                                                   1,332           1,332
Subsidiary obligated mandatorily redeemable preferred securities                    100             100
Long-term debt                                                                    8,306           7,593
--------------------------------------------------------------------------------------------------------
Total                                                                            18,510          17,211
--------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of debt due within one year                                                  509             229
Notes payable                                                                     1,670             978
Accounts payable                                                                    785             806
Customer deposits                                                                   216             102
Taxes accrued-
    Federal and state income                                                         93               -
    Other                                                                           179             153
Interest accrued                                                                    199             190
Vacation pay accrued                                                                100              87
Miscellaneous                                                                       530             233
--------------------------------------------------------------------------------------------------------
Total                                                                             4,281           2,778
--------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                        4,611           4,007
Deferred credits related to income taxes (Note 8)                                   936             987
Accumulated deferred investment tax credits                                         820             858
Minority interest                                                                   231             267
Prepaid capacity revenues                                                           131             138
Department of Energy assessments                                                     86              92
Disallowed Plant Vogtle capacity buyback costs                                       59              60
Storm damage reserves                                                                31              53
Miscellaneous                                                                       858             591
--------------------------------------------------------------------------------------------------------
Total                                                                             7,763           7,053
--------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 6, 7, and 14)
Total Capitalization and Liabilities                                            $30,554         $27,042
========================================================================================================
The accompanying notes are an integral part of these balance sheets.

                                       15

CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
The Southern Company and Subsidiary Companies 1995 Annual Report
==============================================================================================================
                                                                1995          1994        1995          1994
--------------------------------------------------------------------------------------------------------------
                                                                     (in millions)        (percent of total)
Common Stock Equity:
Common stock,  par value  $5 per share --
     Authorized  -- 1 billion shares
     Outstanding -- 1995:  670 million shares,
                 -- 1994:  657 million shares (Note 9)        $3,348        $3,283
Paid-in capital                                                1,941         1,712
Retained earnings (Note 9)                                     3,483         3,191
--------------------------------------------------------------------------------------------------------------
Total common stock equity                                      8,772         8,186        47.4%         47.6%
--------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
     4.20% to 5.96%                                              199           199
     6.32% to 7.88%                                              205           205
$25 par or stated value --
     $1.90 to $2.125                                             295           295
     6.40% to 7.60%                                              323           323
Auction rates -- at January 1, 1996:
     4.43% to 4.53%                                               70            70
Adjustable rates  --  January 1, 1996:
     4.67% to 5.27%                                              240           240
--------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $86 million)             1,332         1,332           7.2         7.7
--------------------------------------------------------------------------------------------------------------
Subsidiary Obligated Mandatorily
   Redeemable Preferred Securities (Note 10):
$25 stated value --  9%                                          100           100
--------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $9 million)            100           100           0.5         0.6
--------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1995 and 1994
The Southern Company and Subsidiary Companies 1995 Annual Report
===========================================================================================================================
                                                                                1995          1994        1995        1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (in millions)          (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
     Maturity                           Interest Rates
     1995                               5 1/8 %                                    -           130
     1996                               4 1/2 %                                   60            60
     1996                               4 3/4 %                                  150           150
     1997                               5 7/8 %                                   25            25
     1998                               5% to 5.55%                              230           230
     1999                               6 1/8% to 6 3/8%                         365           365
     2000                               6% to 7%                                 340           340
     2001 through 2005                  6 1/8% to 7%                             910           910
     2006 through 2010                  6 7/8% to 9%                             226           228
     2016 through 2020                  8.665% to 9 1/4%                         255            65
     2021 through 2025                  7.3% to 9 3/8%                         1,900         1,921
     2032                               Variable rates                             -           200
---------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                     4,461         4,624
Other long-term debt (Note 11)                                                 4,403         3,261
Unamortized debt premium (discount), net                                         (49)          (63)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $626 million)                                              8,815         7,822
Less amount due within one year (Note 12)                                        509           229
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                            8,306         7,593       44.9     44.1
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                         $18,510       $17,211      100.0%   100.0%
===========================================================================================================================



CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1995, 1994, and 1993
===========================================================================================================================
                                                                                            1995        1994         1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in millions)
Balance at Beginning of Year                                                              $1,712      $1,503       $2,931
Proceeds from sales of common stock over the par value  --  13.0 million,
   13.9 million, and  9.7 million shares in 1995, 1994, and 1993, respectively               212         209          179
Two-for-one stock split (Note 9)                                                               -           -       (1,607)
Miscellaneous                                                                                 17           -            -
---------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                                    $1,941      $1,712       $1,503
===========================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
The Southern Company and Subsidiary Companies 1995 Annual Report


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state regulatory commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates. All material intercompany items have been eliminated in consolidation.

    Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The operating companies are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the operating companies associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to:

                                                1995       1994
                                         ------------------------
                                                 (in millions)
Deferred income taxes                         $1,386     $1,454
Deferred Plant Vogtle costs                      308        432
Premium on reacquired debt                       295        298
Demand-side programs                              79         97
Department of Energy assessments                  73         79
Vacation pay                                      74         70
Deferred fuel charges                             49         51
Postretirement  benefits                          53         41
Work force reduction costs                        56         15
Deferred income tax credits                     (936)      (987)
Storm damage reserves                            (23)       (53)
Other, net                                        98        108
-----------------------------------------------------------------
Total                                         $1,512     $1,605
=================================================================

    In the event that a portion of the operating companies' operations is no longer subject to the provisions of Statement No. 71, the companies would be required to write off related regulatory assets and liabilities. In addition, the operating companies would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average less than 1 percent of revenues.

The Southern Company and Subsidiary Companies 1995 Annual Report

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $140 million in 1995, $152 million in 1994, and $137 million in 1993. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2009 at Plant Vogtle, and into 2012 and 2014 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 1995, under this law to be approximately $40 million and $31 million, respectively. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1995, 3.2 percent in 1994, and 3.3 percent in 1993. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over set periods of time as approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1995, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                        Plant    Plant       Plant
                                       Farley    Hatch      Vogtle
                                     -------------------------------
Site study basis (year)                  1993     1994        1994

Decommissioning periods:
   Beginning year                        2017     2014        2027
   Completion year                       2029     2027        2038
--------------------------------------------------------------------
                                             (in millions)
Site study costs:
   Radiated structures                   $489     $294        $233
   Non-radiated structures                 89       41          52
--------------------------------------------------------------------
Total                                    $578     $335        $285
====================================================================
                                             (in millions)
Ultimate costs:
   Radiated structures                 $1,504     $781      $1,018
   Non-radiated structures                274      111         230
--------------------------------------------------------------------
Total                                  $1,778     $892      $1,248
====================================================================

The Southern Company and Subsidiary Companies 1995 Annual Report



                                       Plant    Plant      Plant
                                       Farley   Hatch     Vogtle
                                     ----------------------------
                                             (in millions)
Amount expensed in 1995                 $18      $11          $9

Accumulated provisions:
   Balance in external trust
      funds                            $108      $56         $36
   Balance in internal reserves          49       30          13
-----------------------------------------------------------------
Total                                  $157      $86         $49
=================================================================

Significant assumptions:
   Inflation rate                       4.5%     4.4%        4.4%
   Trust earning rate                   7.0      6.0         6.0
-----------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the respective state public service commissions. All of Alabama Power's decommissioning costs are approved for ratemaking. For Georgia Power, only the costs to decommission the radioactive portion of the plants are included in cost of service. Alabama Power and Georgia Power expect their respective state public service commission to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

Income Taxes

The Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the Georgia Public Service Commission (GPSC) ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates under plans that meet the requirements of FASB Statement No. 92, Accounting for Phase-In Plans. Under these plans, Georgia Power deferred financing costs and depreciation expense until the allowed investment was fully reflected in rates as of October 1991. In 1991, the GPSC modified the Plant Vogtle phase-in plan to begin earlier amortization of the costs deferred under the plan. Also, the GPSC levelized capacity buyback expense from co-owners of Plant Vogtle. Previously, pursuant to two separate interim accounting orders by the GPSC, Georgia Power deferred substantially all operating expenses and financing costs related to Plant Vogtle. Each GPSC order called for recovery of deferred costs within 10 years. Under phase-in plans and accounting orders from the GPSC, Georgia Power deferred and began amortizing the costs -- recovered through rates -- related to Plant Vogtle as follows:

                                    1995       1994        1993
                                   ------------------------------
                                           (in millions)
Deferred capacity buybacks          $   -      $ 10        $ 38
Amortization of
   deferred costs                    (124)      (85)        (74)
-----------------------------------------------------------------
Net amortization                     (124)      (75)        (36)
Effect of adoption of FASB
   Statement No. 109                    -         -         160
Deferred costs
   at beginning of year               432       507         383
-----------------------------------------------------------------
Deferred costs
   at end of year                    $308      $432        $507
=================================================================

    In 1991, the GPSC ordered that the Plant Vogtle capacity buyback expense be levelized over a six-year period. The amounts deferred and not expensed in the year paid totaled $38 million in 1993. In 1995 and 1994, the amount deferred was exceeded by the amortization of amounts previously deferred by $50 million and $1 million, respectively. The projected net amortization of the deferred expense is $62 million in 1996 and $57 million in 1997.

The Southern Company and Subsidiary Companies 1995 Annual Report


Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the operating companies to calculate AFUDC during the years 1993 through 1995 ranged from a before-income-tax rate of 3.6 percent to 9.8 percent. AFUDC, net of income tax, as a percent of consolidated net income was 1.6 percent in 1995, 2.3 percent in 1994, and 1.7 percent in 1993.

Utility Plant

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

Derivative financial instruments are used by The Southern Company to manage its interest rate and foreign currency exposures. Gains and losses arising from effective hedges of existing assets, liabilities, or firm commitments are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. Losses realized on termination of interest rate swap contracts are deferred and amortized over the terms of the related new debt agreements. At December 31, 1995, the credit risk for derivatives outstanding was not material.

    The Southern Company hedges its exposure to fluctuations in interest rates by entering into swap agreements that allow the company to effectively convert its outstanding variable-rate debt into fixed rates. During 1995, the company terminated the swap contracts in place at December 31, 1994, incurring a loss on termination of approximately $32 million, which is being amortized over the life of the related new fixed-rate debt agreements. At December 31, 1995, six interest rate swap agreements were in place.

    The Southern Company hedges its net investment in South Western Electricity
(SWEB) through forward contracts involving Pounds Sterling. The company regularly monitors its foreign currency exposure, and ensures that hedge contract amounts do not exceed the amount of the underlying exposure. At December 31, 1995, the status of outstanding derivative contracts was as follows:

                             Year Of
                           Maturity or      Notional    Unrealized
Type                       Termination        Amount    Gain (Loss)
---------------------     --------------    ---------------------------
                                                 (in millions)
Interest rate
   swaps                      1999-2006         $308       $(9)
Foreign currency
   forwards                        1996          389         -
-----------------------------------------------------------------------

    In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, The Southern Company's financial instruments that the carrying amount did not approximate fair value at December 31 were as follows:


                                         Carrying           Fair
                                           Amount          Value
                                       --------------------------
                                             (in millions)
Long-term debt:
    At December 31, 1995                   $8,668         $8,935
    At December 31, 1994                    7,674          7,373
Preferred securities:
    At December 31, 1995                      100            114
-----------------------------------------------------------------

    The fair value for long-term debt and preferred securities were based on either closing market price or closing price of comparable instruments.

The Southern Company and Subsidiary Companies 1995 Annual Report

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.   RETIREMENT BENEFITS

Pension Plan

The system companies have defined benefit, trusteed, pension plans that cover substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. Primarily, the companies use the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

In the United States, The Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the operating companies' respective regulatory commissions.
Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered Georgia Power to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional costs was expensed in 1993 and the remaining costs were deferred. An additional one-fifth of the costs is being expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The costs deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. For the other operating companies, the cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:
                                                    Pension
                                           -----------------------
                                               1995           1994
                                           -----------------------
                                                   (in millions)
Actuarial present value of
 benefit obligation:
      Vested benefits                         $2,643       $1,593
      Non-vested benefits                         97           68
------------------------------------------------------------------
Accumulated benefit obligation                 2,740        1,661
Additional amounts related to
    projected salary increases                   705          638
------------------------------------------------------------------
Projected benefit obligation                   3,445        2,299
Less:
    Fair value of plan assets                  4,725        3,171
    Unrecognized net gain                     (1,025)        (789)
    Unrecognized prior service cost               60           64
    Unrecognized transition asset               (126)        (139)
------------------------------------------------------------------
Prepaid asset recognized in the
    Consolidated Balance Sheets               $  189       $    8
==================================================================



                                        Postretirement Benefits
                                      ----------------------------
                                             1995        1994
                                      ----------------------------
                                                (in millions)
Actuarial present value of
 benefit obligation:
   Retirees and dependents                   $394         $375
   Employees eligible to retire                63           40
   Other employees                            392          459
------------------------------------------------------------------
Accumulated benefit obligation                849          874
Less:
  Fair value of plan assets                   205          140
  Unrecognized net loss (gain)                 85            3
  Unrecognized prior service cost              (4)           -
  Unrecognized transition
    obligation                                292          500
------------------------------------------------------------------
Accrued liability recognized in the
    Consolidated Balance Sheets              $271         $231
==================================================================

    In 1995, the system companies announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the companies

The Southern Company and Subsidiary Companies 1995 Annual Report

will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $186 million.

   The weighted average rates assumed in the actuarial calculations were:

                                   1995        1994      1993
                               --------------------------------
Discount                           7.3%         8.0%      7.5%
Annual salary increase             4.8          5.5       5.0
Long-term return on
    plan assets                    8.5          8.5       8.5
---------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing gradually to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1995, by $73 million and the aggregate of the service and interest cost components of the net retiree cost by $16 million.

    Components of the plans' net costs are shown below:

                                                  Pension
                                       -----------------------------
                                           1995      1994     1993
                                       -----------------------------
                                              (in millions)
Benefits earned during the year            $  79     $ 77     $ 76
Interest cost on projected
    benefit obligation                       193      160      156
Actual (return) loss on plan assets         (730)      75     (432)
Net amortization and deferral                412     (351)     186
--------------------------------------------------------------------
Net pension cost (income)                  $ (46)    $(39)    $(14)
====================================================================

    Of the above net pension income, $30 million in 1995, $29 million in 1994, and $9 million in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                           Postretirement Benefits
                                       ---------------------------
                                          1995    1994      1993
                                       ---------------------------
                                              (in millions)
Benefits earned during the year           $ 28    $ 31      $ 27
Interest cost on accumulated
    benefit obligation                      67      64        56
Amortization of transition
    obligation                              27      27        28
Actual (return) loss on plan
assets
    assets                                 (23)      2       (12)
Net amortization and deferral               12     (10)        5
------------------------------------------------------------------
Net postretirement costs                  $111    $114      $104
==================================================================

    Of the above net postretirement costs, $78 million in 1995, $77 million in 1994, and $64 million in 1993 were charged to operating expenses. In addition, $11 million in 1995, $18 million in 1994, and $21 million in 1993 were deferred, and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The system companies have incurred additional costs for work force reduction programs. The costs related to these programs were $42 million, $112 million, and $35 million for the years 1995, 1994, and 1993, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $56 million at December 31, 1995.

3.   LITIGATION AND REGULATORY MATTERS

Stockholder Suit

In April 1991, two Southern Company stockholders filed a derivative action suit in the U.S. District Court for the Southern District of Georgia against certain current and former directors and officers of The Southern Company. The suit alleges violations of the Federal Racketeer Influenced and Corrupt Organizations Act (RICO) by officers and breaches of fiduciary duty and gross negligence by all defendants resulting from alleged fraudulent accounting for spare parts, illegal political campaign contributions, violations of federal securities laws involving misrepresentations and omissions in SEC filings, and concealment of the foregoing acts. The complaint seeks damages -- including treble damages pursuant to RICO -- in an unspecified amount, which if awarded, would be payable to The Southern Company. The plaintiffs' amended complaint was dismissed by the court in March 1992. The court ruled the plaintiffs had failed to present

The Southern Company and Subsidiary Companies 1995 Annual Report

adequately their allegation that The Southern Company board of directors' refusal of an earlier demand by the plaintiffs was wrongful. In April 1994, the U.S. Court of Appeals for the 11th Circuit reversed the dismissal and remanded the case to the trial court, finding that allegations by the plaintiffs created a reasonable doubt that the board validly exercised its business judgment in refusing the earlier demand. In June 1995, for the second time, the trial court dismissed the suit. The plaintiffs once again have filed an appeal. This action is still pending.

Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1995, Georgia Power had recorded approximately $4 million in expenses associated with the site. While Georgia Power believes that the total amount of costs required for the cleanup of this site may be substantial, it is unable at this time to estimate either such total or the portion for which Georgia Power may be ultimately responsible. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of these costs should not be material.

Georgia Power Investment in Rocky Mountain

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that plant. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant. However, full recovery of Georgia Power's costs depends on the GPSC's treatment of the plant's costs and the disposition of the plant's capacity output. In the event the GPSC does not allow full recovery of the plant costs, then the portion not allowed may have to be written off. In 1995, the plant went into commercial operation. At December 31, 1995, Georgia Power's net investment in the plant was approximately $190 million.

     The final outcome of this matter cannot now be determined. Accordingly, no provision for any write-down of the investment in the plant has been made.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts. Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds was substantially from October 1994 through December 1995. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, and refunds were ordered, the amount of refunds could range up to approximately $120 million at December 31, 1995. However, management believes that rates are not excessive and that refunds are not justified.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of
13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

                                       24
NOTES (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report

    In June 1995, the APSC issued a rate order granting Alabama Power's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In accordance with this order, Alabama Power reduced the unamortized balance of premium on reacquired debt by $10 million in 1995.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Retail Rate Plan

On February 16, 1996, the GPSC approved a rate plan recommended by the GPSC staff that concludes the GPSC's review of Georgia Power's earnings initiated in early 1995 and addressed the company's proposed alternative retail rate plan. Under the three-year plan, effective January 1, 1996, Georgia Power's earnings will be evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or accelerate the depreciation of electric plant. At its option, Georgia Power may also accelerate amortization or depreciation of assets while within the allowed return on common equity range. The company is required to absorb cost increases of approximately $29 million annually during the plan's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the plan's operation, Georgia Power will not file for a general base rate increase unless its projected retail return on equity falls below 10 percent. On July 1, 1998, Georgia Power is required to file a general rate case. In response, the GPSC would be expected to either continue the rate plan or adopt a different one.

Georgia Power Demand-Side Conservation Programs

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of Georgia Power's costs incurred in connection with demand-side conservation programs were unlawful. The judge held that the GPSC lacked statutory authority to approve such rate riders except through general rate case proceedings and that those procedures had not been followed. Georgia Power suspended collection of the demand-side conservation costs and appealed the court's decision to the Georgia Court of Appeals. In December 1993, the GPSC approved Georgia Power's request for an accounting order allowing Georgia Power to defer all current unrecovered and future costs related to these programs, pending the resolution of the recovery of such costs.

    After the Georgia Court of Appeals upheld the legality of the rate riders, Georgia Power resumed collection under the riders in December 1994. In August 1995, the GPSC ordered Georgia Power to discontinue the demand-side conservation programs by the end of 1995. However, Georgia Power's rate riders will continue in effect until costs deferred are collected. Under the new retail rate plan, approved February 16, 1996, Georgia Power will expense approximately $29 million of deferred program costs over a three-year period that will not be recovered under the rate riders.

4.   CONSTRUCTION PROGRAM

The system companies are engaged in continuous construction programs, currently estimated to total some $1.5 billion in 1996, $1.4 billion in 1997, and $1.3 billion in 1998. These estimates include AFUDC of $22 million in 1996, $22 million in 1997, and $25 million in 1998. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1995, significant purchase commitments were outstanding in connection with the construction program. The operating companies do not have any new baseload generating plants under construction. However, within the service area, the construction of combustion turbine peaking units of approximately 600 megawatts is planned to be completed by 1998. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

                                       25
NOTES (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report


    See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.   FINANCING, INVESTMENTS, AND COMMITMENTS

General

The Southern Company may require additional equity capital in 1996. The amount and timing of additional equity capital to be raised in 1996 -- as well as in subsequent years -- will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

    The operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The companies may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and for redeeming higher-cost securities if market conditions permit.

Southern Electric Investments

Southern Electric has substantial investments in production and delivery facilities in the United States and various international markets. The most recent acquisition was SWEB, and for additional information see Note 14. Southern Electric's total assets were $5.0 billion at December 31, 1995. The consolidated financial statements reflect investments in majority-owned or controlled subsidiaries on a consolidated basis and other investments on an equity basis.

Bank Credit Arrangements

At the beginning of 1996, unused credit arrangements with banks totaled $2.8 billion, of which approximately $1.5 billion expires at various times during 1996 and 1997; $16 million expires in February 1998; $73 million expires in May 1998; $400 million expires in June 1998; $300 million expires in July 1998; $300 million expires in November 1998; and $56 million expires in December 1998. Also, $136 million expires in the years 1999 through 2002.

    Georgia Power's revolving credit agreements of $60 million, all of which remained unused as of December 31, 1995, expire May 1, 1998. During the term of these agreements, Georgia Power may convert short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Georgia Power's option. In connection with these credit arrangements, Georgia Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    Gulf Power's revolving credit agreements of $20 million, of which $13 million remained unused as of December 31, 1995, expire May 31, 1998. These agreements allow short-term and/or term borrowings with various terms and conditions regarding repayment. In connection with these credit arrangements, Gulf Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    The $400 million expiring June 30, 1998, is under revolving credit arrangements with several banks that provide The Southern Company, Alabama Power, and Georgia Power up to the total credit amount of $400 million. To provide liquidity support to commercial paper programs, $100 million, $135 million, and $165 million available credit are currently dedicated to the exclusive use of The Southern Company, Alabama Power, and Georgia Power, respectively. During the term of these agreements, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    The Southern Company has $300 million of revolving credit agreements expiring July 1, 1998, and $300 million of revolving credit agreements expiring November 30, 1998, all of which remained unused at December 31, 1995. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at The Southern Company's option. In connection with these credit arrangements, The Southern Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

The Southern Company and Subsidiary Companies 1995 Annual Report


    Mississippi Power's revolving credit agreements of $40 million, all of which remained unused as of December 31, 1995, expire December 1, 1998. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Mississippi Power's option. In connection with these credit arrangements, Mississippi Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

    Savannah Electric's revolving credit arrangements of $20 million, of which $16 million remained unused as of December 31, 1995, expire December 31, 1998. These agreements allow short-term borrowings to be converted into terms loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Savannah Electric's option. In connection with these credit arrangements, Savannah Electric agrees to pay commitment fees based on the unused portions of the commitments.

    Southern Electric's revolving credit agreements of $212 million, of which $151 million remained unused as of December 31, 1995, expire at various times from 1998 through 2002. These agreements allow for short-term borrowings with various terms and conditions. These agreements require payment of commitment fees based on the unused portions of the commitments.

    A portion of the $2.8 billion unused credit arrangements with banks -- discussed earlier -- is allocated to provide liquidity support to the companies' variable rate pollution control bonds. At December 31, 1995, the amount of credit lines allocated was $692 million.

    In connection with all other lines of credit, the companies have the option of paying fees or maintaining compensating balances, which are substantially all the cash of the companies except for daily working funds and similar items These balances are not legally restricted from withdrawal.

    In addition, the companies from time to time borrow under uncommitted lines of credit with banks and in the case of The Southern Company, Alabama Power, and Georgia Power, through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Assets Subject to Lien

Each of The Southern Company's subsidiaries is organized as a legal entity, separate, and apart from The Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of The Southern Company or any of its subsidiaries.

Fuel and Purchase Power Commitments

To supply a portion of the fuel requirements of the generating plants, The Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Also, The Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 1995, were as follows:

                                                   Purchased
Year                                Fuel            Power
-----------                      -----------------------------
                                          (in millions)
1996                             $ 1,914              $  495
1997                               1,656                 427
1998                               1,482                 155
1999                               1,093                 161
2000                                 728                 166
2001 and thereafter                6,078               1,943
-------------------------------------------------------------
Total commitments                $12,951              $3,347
=============================================================

The Southern Company and Subsidiary Companies 1995 Annual Report

Operating Leases

The Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $17 million, $15 million, and $11 million for 1995, 1994, and 1993, respectively. At December 31, 1995, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                               Amounts
--------                                       ----------------
                                                (in millions)
1996                                                 $ 22
1997                                                   20
1998                                                   19
1999                                                   19
2000                                                   20
2001 and thereafter                                   252
---------------------------------------------------------------
Total minimum payments                               $352
===============================================================

6.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

In 1992, Alabama Power sold an undivided interest in units 1 and 2 of Plant Miller and related facilities to Alabama Electric Cooperative, Inc.

    Since 1975, Georgia Power has sold undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, to OPC, the Municipal Electric Authority of Georgia, and the city of Dalton, Georgia. In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

    In 1995, Georgia Power completed the sale of Unit 4 of Plant Scherer to Florida Power & Light Company (FP&L) and Jacksonville Electric Authority (JEA). FP&L owns approximately 76.4 percent of the unit, with JEA owning the remainder. Georgia Power operates and maintains the unit.


    At December 31, 1995, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                              Jointly Owned Facilities
                  ------------------------------------------------
                       Percent      Amount of        Accumulated
                     Ownership      Investment       Depreciation
                 ----------------   ------------------------------
Plant Vogtle                               (in millions)
  (nuclear)              45.7%         $3,295            $730
Plant Hatch
  (nuclear)              50.1             842             394
Plant Miller
  (coal)
  Units 1 and 2          91.8             712             281
Plant Scherer
  (coal)
  Units 1 and 2           8.4             112              39
Plant Wansley
 (coal)                  53.5             297             132
Rocky Mountain
 (pumped storage)        25.4             200              10
------------------------------------------------------------------

    In 1994, Georgia Power and FPC entered into a joint ownership agreement regarding the Intercession City combustion turbine unit. The unit is scheduled to be in commercial operation by the end of 1996, and will be constructed, operated, and maintained by FPC. Georgia Power will have an approximate interest of 33 percent in the 150-megawatt unit, with retention of 100 percent of the capacity from June through September. FPC will have the capacity the remainder of the year. Georgia Power's investment in the unit at completion is estimated to be $14 million.

    Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

7.   LONG-TERM POWER SALES AGREEMENTS

The operating companies have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements --expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is

The Southern Company and Subsidiary Companies 1995 Annual Report generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The capacity revenues have been as follows:

                              Unit          Other
   Year                      Power        Long-Term      Total
   ----                     ------------------------------------
                                       (in millions)

    1995                     $237           $ -            $237
    1994                      257            19             276
    1993                      312            38             350

    In 1994, long-term non-firm power of 200 megawatts was sold to FPC under a contract that expired at year-end. In January 1995, the amount of unit power sales to FPC increased by 200 megawatts.

    Unit power from specific generating plants is currently being sold to FP&L, FPC, JEA, and the city of Tallahassee, Florida. Under these agreements, approximately 1,600 megawatts of capacity is scheduled to be sold annually through 1999. Thereafter, these sales will decline to some 1,500 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 -- until the expiration of the contracts in 2010.

8.   INCOME TAXES

Effective January 1, 1993, The Southern Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax- related regulatory assets and liabilities were $1.4 billion and $936 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of the federal and state income tax provisions are as follows:

                                           1995       1994    1993
                                        ---------------------------
                                              (in millions)
Total provision for income taxes:
Federal --
   Currently payable                       $567       $598    $421
   Deferred -- current year                 184         67     224
             -- reversal of
                  prior years              (111)       (75)    (51)
   Deferred investment tax
    credits                                   1          -     (20)
-------------------------------------------------------------------
                                            641        590     574
-------------------------------------------------------------------
State --
   Currently payable                         90         86      64
   Deferred -- current year                  26         15      39
             -- reversal of
                  prior years               (12)       (11)     (3)
-------------------------------------------------------------------
                                            104         90     100
-------------------------------------------------------------------
International                                24          5       3
-------------------------------------------------------------------
Total                                       769        685     677
Less income taxes charged
   (credited) to other income               (36)       (26)    (57)
-------------------------------------------------------------------
Federal and state income
   taxes charged to operations             $805       $711    $734
===================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                 1995         1994
                                            -----------------------
                                                   (in millions)
Deferred tax liabilities:
  Accelerated depreciation                     $2,795       $2,637
  Property basis differences                    2,175        1,647
  Deferred plant costs                            100          141
  Other                                           247          271
-------------------------------------------------------------------
Total                                           5,317        4,696
-------------------------------------------------------------------
Deferred tax assets:
  Federal effect of state deferred taxes          107          104
  Other property basis differences                273          278
  Deferred costs                                  118           79
  Pension and other benefits                       66           63
  Other                                           192          225
-------------------------------------------------------------------
Total                                             756          749
-------------------------------------------------------------------
Net deferred tax liabilities                    4,561        3,947
Portion included in current assets, net            50           60
-------------------------------------------------------------------
Accumulated deferred income taxes
    in the Consolidated Balance Sheet          $4,611       $4,007
===================================================================

                                       29
NOTES (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report


    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $38 million in 1995, $42 million in 1994, and $36 million in 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                           1995        1994      1993
                                        ------------------------------
Federal statutory rate                     35.0%       35.0%     35.0%
State income tax,
   net of federal deduction                 3.4         3.3       3.7
Non-deductible book
   depreciation                             1.6         1.8       1.9
Difference in prior years'
    deferred and current tax rate          (1.1)       (1.5)     (1.3)
Other                                       0.3         0.3      (1.1)
----------------------------------------------------------------------
Effective income tax rate                  39.2%       38.9%     38.2%
======================================================================

    The Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.    COMMON STOCK

Stock Distribution

In January 1994, The Southern Company board of directors authorized a two-for-one common stock split in the form of a stock distribution for each share held as of February 7, 1994. For all reported common stock data, the number of common shares outstanding and per share amounts for earnings, dividends, and market price reflect the stock distribution.

Shares Reserved

At December 31, 1995, a total of 69 million shares was reserved for issuance pursuant to the Dividend Reinvestment and Stock Purchase Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Executive Stock Option Plan.

Executive Stock Option Plan

The Southern Company's Executive Stock Option Plan authorizes the granting of non-qualified stock options to key employees of The Southern Company, including officers. As of December 31, 1995, some 200 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the Executive Stock Option Plan may not exceed 6 million. The price of options granted to date has been at the fair market value of the shares on the date of grant. Options granted to date become exercisable pro rata over a maximum period of four years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the board of directors in accordance with the plan.
Stock option activity in 1994 and 1995 is summarized below:


                                             Shares          Average
                                            Subject     Option Price
                                          To Option        Per Share
                                  -----------------------------------
Balance at December 31, 1993              1,364,810           $16.77
Options granted                             446,443            18.88
Options canceled                                 --               --
Options exercised                           (74,649)           14.81
---------------------------------------------------------------------
Balance at December 31, 1994              1,736,604            17.39
Options granted                           1,161,174            21.63
Options canceled                             (8,088)           21.63
Options exercised                          (413,391)           14.34
---------------------------------------------------------------------
Balance at December 31, 1995              2,476,299           $19.87
=====================================================================
Shares reserved for future grants:
   At December 31, 1993                   3,714,444
   At December 31, 1994                   3,268,001
   At December 31, 1995                   2,114,915
---------------------------------------------------------------------
Options exercisable:
   At December 31, 1994                     793,989
   At December 31, 1995                     831,227
---------------------------------------------------------------------

Common Stock Dividend Restrictions

The income of The Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 1995, consolidated retained earnings included $3.1 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures or charters.

The Southern Company and Subsidiary Companies 1995 Annual Report

10.   PREFERRED SECURITIES

In December 1994, Georgia Power Capital, L.P., of which Georgia Power is the sole general partner, issued $100 million of 9 percent mandatorily redeemable preferred securities. The sole asset of Georgia Power Capital is $103 million aggregate principal amount of Georgia Power's 9 percent Junior Subordinated Deferrable Interest Debentures due December 19, 2024. Georgia Power considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by Georgia Power of Georgia Power Capital's payment obligations with respect to the preferred securities.

11.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                                1995       1994
                                            --------------------
                                                (in millions)

Obligations incurred in connection
  with the sale by public authorities
  of tax-exempt pollution control
  revenue bonds:
Collateralized --
    4.375% to 9.375% due
       2000-2025                              $1,466     $1,179
    Variable rates (3.5% to 6.1%
       at 1/1/96) due 2011-2025                  639        412
Non-collateralized --
    7.25% due 2003                                 1          1
    6.75% to 10.6% due 2015-2020                 277        828
    5.8% due 2022                                 10         10
    Variable rates (3.25% to 3.75%
       at 1/1/96) due 2019-2022                  132         85
----------------------------------------------------------------
                                               2,525      2,515
----------------------------------------------------------------
Capitalized lease obligations                    147        148
----------------------------------------------------------------
Notes payable:
    4.15% to 13% due 1995-1998                   107        179
    6.31% to 11% due 1999-2008                   404        170
    Adjustable rates (4% to 7% at
      1/1/96) due 1995-1998                      129        119
    Adjustable rates (7.5% to 9.18%
      at 1/1/96) due 1999-2000                   165        130
    Adjustable rate (7.7 % at
      1/1/96) due 2000                           926          -
----------------------------------------------------------------
                                               1,731        598
----------------------------------------------------- ----------
Total                                         $4,403     $3,261
================================================================

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. The net book value of capitalized leases was $122 million and $126 million at December 31, 1995 and 1994, respectively. At December 31, 1995, the composite interest rates for buildings and other were 9.7 percent and 11.3 percent, respectively. Sinking fund requirements and/or serial maturities through 2000 applicable to other long-term debt are as follows: $264 million in 1996; $99 million in 1997; $42 million in 1998; $23 million in 1999; and $56 million in 2000.

12.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1995     1994
                                                 -----------------
                                                    (in millions)
Bond improvement fund requirements                 $ 43     $ 48
Less:
    Portion to be satisfied by certifying
      property additions                             18       46
    Reacquired bonds                                  -        -
------------------------------------------------------------------
Cash sinking fund requirements                       25        2
First mortgage bond maturities
    and redemptions                                 220      130
Other long-term debt maturities
    (Note 11)                                       264       97
------------------------------------------------------------------
Total                                              $509     $229
==================================================================

    The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

The Southern Company and Subsidiary Companies 1995 Annual Report

13.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $159 million and $162 million, respectively, per incident but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

    Alabama Power and Georgia Power are members of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. Alabama Power's and Georgia Power's maximum annual assessments are limited to $10 million and $12 million, respectively, under current policies.

    Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under current policies for Alabama Power and Georgia Power for excess property damage would be $21 million and $24 million, respectively. The maximum replacement power assessments are $8 million for Alabama Power and $13 million for Georgia Power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    Alabama Power and Georgia Power participate in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, Alabama Power and Georgia Power could be subject to a maximum total assessment of approximately $6 million each.

    All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

The Southern Company and Subsidiary Companies 1995 Annual Report

14.   ACQUISITION

In 1995, Southern Electric acquired SWEB for approximately $1.8 billion. This British utility distributes electricity to some 1.3 million customers.

    The acquisition has been accounted for under the purchase method of accounting. The acquisition cost exceeded the preliminary estimate of the fair market value of net assets by $333 million. This amount is considered goodwill and will be amortized on a straight-line basis over 40 years. The preliminary estimate of net assets may be revised in 1996.

    SWEB has been included in the consolidated financial statements since September 1995. The following unaudited pro forma results of operations for the years 1995 and 1994 have been prepared assuming the acquisition of SWEB, effective January 1994, and assuming 100 percent short-term debt financing. Eventually, the short-term borrowings will be replaced by a combination of long-term debt and equity. The pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:


                                                   1995                    1994
                                        --------------------------------------------------
                                             As         Pro              As          Pro
                                         Reported      Forma          Reported      Forma
                                        -----------  ---------       ----------   --------
Operating revenues (in millions)           $9,180    $10,013            $8,297     $9,493
Consolidated net income (in millions)      $1,103     $1,144              $989     $1,053
Earnings per share                          $1.66      $1.72             $1.52      $1.62

15.   SEGMENT INFORMATION

The Southern Company's principal business segment -- or its core business -- is the five electric utility operating companies, which provide electric service in four Southeastern states. The other reportable business segment is Southern Electric, which owns and operates power production and delivery facilities in the United States and various international markets. Financial data for business segments and geographic areas are as follows:

Business Segments

                                                                            Gross           Depreciation
                                 Operating       Operating        Total     Property            and
Year                              Revenues        Income          Assets    Additions       Amortization
---------------               ---------------------------------------------------------------------------
                                                             (in millions)
1995
----
Core business                       $8,537          $1,781       $25,532        $1,265            $1,075
Southern Electric                      643             105         5,022           136                59
---------------------------------------------------------------------------------------------------------
Consolidated                        $9,180          $1,886       $30,554        $1,401            $1,134
=========================================================================================================
1994
----
Core business                       $8,112          $1,678       $25,466        $1,529            $1,026
Southern Electric                      185              37         1,576             7                24
---------------------------------------------------------------------------------------------------------
Consolidated                        $8,297          $1,715       $27,042        $1,536            $1,050
=========================================================================================================
1993
----
Core business                       $8,435          $1,754       $25,131        $1,430           $   999
Southern Electric                       54              11           780            11                12
---------------------------------------------------------------------------------------------------------
Consolidated                        $8,489          $1,765       $25,911        $1,441            $1,011
=========================================================================================================

The Southern Company and Subsidiary Companies 1995 Annual Report


Geographic Areas

                                                                       Gross        Depreciation
                                 Operating     Operating     Total     Property          and
Year                              Revenues      Income       Assets    Additions    Amortization
----------------             ----------------------------------------------------------------------
                                                           (in millions)
1995
----
Domestic                            $8,619        $1,813      $26,049       $1,278       $1,087
International                          561            73        4,505          123           47
---------------------------------------------------------------------------------------------------
Total                               $9,180        $1,886      $30,554       $1,401       $1,134
===================================================================================================
1994
----
Domestic                            $8,116        $1,679      $25,875       $1,531       $1,028
International                          181            36        1,167            5           22
---------------------------------------------------------------------------------------------------
Total                               $8,297        $1,715      $27,042       $1,536       $1,050
===================================================================================================
1993
----
Domestic                            $8,435        $1,754      $25,178       $1,435       $1,002
International                           54            11          733            6            9
---------------------------------------------------------------------------------------------------
Total                               $8,489        $1,765      $25,911       $1,441       $1,011
===================================================================================================



16.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1995 and 1994 are as follows:

                                                                                    Per Common Share
                                                                             -----------------------------------------------------
                              Operating   Operating      Consolidated                                                Price Range
  Quarter Ended               Revenues     Income        Net Income             Earnings       Dividends          High        Low
 ---------------            ------------------------------------------       ------------------------------------------------------
                                         (in millions)
  March 1995                    $1,929       $385             $206              $0.31          $0.305        21 1/2      19 3/8
  June 1995                      2,184        454              268               0.40           0.305        22 7/8      20 1/8
  September 1995                 2,759        673              469               0.71           0.305        24          21 1/8
  December 1995                  2,308        374              160               0.24           0.305        25          22 3/4

  March 1994                    $1,932       $330             $142              $0.22          $0.295        22          18 1/2
  June 1994                      2,069        440              256               0.39           0.295        20 1/2      17 3/4
  September 1994                 2,381        607              416               0.64           0.295        20          17
  December 1994                  1,915        338              175               0.27           0.295        21          18 1/4
 ---------------------------------------------------------------------------------------------------------------------------------
Earnings for 1994 declined by $61 million or 9 cents per share as a result of work force reduction programs primarily recorded in the first quarter. The company's business is influenced by seasonal weather conditions.



SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1995 Annual Report
=====================================================================================================
                                                                1995           1994            1993
-----------------------------------------------------------------------------------------------------
Operating Revenues  (in millions)                             $9,180         $8,297          $8,489
Consolidated Net Income (in millions)                         $1,103           $989          $1,002
Earnings Per Share of Common Stock                             $1.66          $1.52           $1.57
Cash Dividends Paid Per Share of Common Stock                  $1.22          $1.18           $1.14
Return on Average Common Equity (percent)                      13.01          12.47           13.43
Total Assets (in millions)                                   $30,554        $27,042         $25,911
Gross Property Additions (in millions)                        $1,401         $1,536          $1,441
-----------------------------------------------------------------------------------------------------
Capitalization  (in millions):
Common stock equity                                           $8,772         $8,186          $7,684
Preferred stock                                                1,432          1,432           1,333
Long-term debt                                                 8,306          7,593           7,412
-----------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                  $18,510        $17,211         $16,429
=====================================================================================================
Capitalization Ratios (per(percent):
Common stock equity                                             47.4           47.6            46.8
Preferred stock                                                  7.7            8.3             8.1
Long-term debt                                                  44.9           44.1            45.1
-----------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                    100.0          100.0           100.0
=====================================================================================================
Other Common Stock Data:
Book value per share (year-end)                               $13.10         $12.47          $11.96
Market price per share:
    High                                                       25             22              23 5/8
    Low                                                        19 3/8         17              18 3/8
    Close                                                      24 5/8         20              22
Market-to-book ratio (year-end) (percent)                      188.0          160.4           183.9
Price-earnings ratio (year-end) (times)                         14.8           13.2            14.0
Dividends paid (in millions)                                    $811           $766            $726
Dividend yield (year-end) (percent)                              5.0            5.9             5.2
Dividend payout ratio (percent)                                 73.5           77.5            72.4
Cash coverage of dividends (year-end)(times)                     2.9            2.7             2.9
Proceeds from sales of stock (in millions)                      $277           $279            $204
Shares outstanding  (in thousands):
    Average                                                  665,064        649,927         637,319
    Year-end                                                 669,543        656,528         642,662
Stockholders of record (year-end)                            225,739        234,927         237,105
-----------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                          $375           $185          $2,185
Retired                                                          538            241           2,178
Preferred Stock (in millions):Issued                             $--           $100            $426
Retired                                                            1              1             516
-----------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                    3,100          3,046           2,996
Commercial                                                       450            439             427
Industrial                                                        17             17              18
Other                                                              5              5               4
-----------------------------------------------------------------------------------------------------
Total                                                          3,572          3,507           3,445
=====================================================================================================
Employees (year-end):
Core business                                                 26,452         27,480          28,516
Southern Electric                                              5,430          1,400             745
-----------------------------------------------------------------------------------------------------
Total                                                         31,882         28,880          29,261
=====================================================================================================

                                       35A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1995 Annual Report
===============================================================================================================
                                                                1992         1991         1990            1989
---------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                              $8,073       $8,050       $8,053          $7,620
Consolidated Net Income  (in millions)                          $953         $876         $604            $846
Earnings Per Share of Common Stock                             $1.51        $1.39        $0.96           $1.34
Cash Dividends Paid Per Share of Common Stock                  $1.10        $1.07        $1.07           $1.07
Return on Average Common Equity (percent)                      13.42        12.74         8.85           12.49
Total Assets (in millions)                                   $20,038      $19,863      $19,955         $20,092
Gross Property Additions (in millions)                        $1,105       $1,123       $1,185          $1,346
---------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                           $7,234       $6,976       $6,783          $6,861
Preferred stock                                                1,359        1,333        1,358           1,400
Long-term debt                                                 7,241        7,992        8,458           8,575
---------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                  $15,834      $16,301      $16,599         $16,836
===============================================================================================================
Capitalization Ratios (per(percent):
Common stock equity                                             45.7         42.8         40.9            40.8
Preferred stock                                                  8.6          8.2          8.2             8.3
Long-term debt                                                  45.7         49.0         50.9            50.9
---------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                    100.0        100.0        100.0           100.0
===============================================================================================================
Other Common Stock Data:
Book value per share (year-end)                               $11.43       $11.05       $10.74          $10.87
Market price per share:
    High                                                       19 1/2       17 3/8       14 5/8          14 7/8
    Low                                                        15 1/8       12 7/8       11 1/2          11
    Close                                                      19 1/4       17 1/8       13 7/8          14 1/2
Market-to-book ratio (year-end) (percent)                      168.4        155.5        129.7           134.0
Price-earnings ratio (year-end) (times)                         12.7         12.4         14.6            10.9
Dividends paid (in millions)                                    $695         $676         $676            $675
Dividend yield (year-end) (percent)                              5.7          6.2          7.7             7.3
Dividend payout ratio (percent)                                 72.9         77.1        111.8            79.8
Cash coverage of dividends (year-end) (times)                    2.8          2.5          2.8             2.6
Proceeds from sales of stock (in millions)                       $30          $--          $--              $4
Shares outstanding  (in thousands):
    Average                                                  631,844      631,307      631,307         631,303
    Year-end                                                 632,917      631,307      631,307         631,307
Stockholders of record (year-end)                            247,378      254,568      263,046         273,751
---------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                        $1,815         $380         $300            $280
Retired                                                        2,575          881          146             201
Preferred Stock  (in millions):
Issued                                                          $410         $100          $--             $--
Retired                                                          326          125           96              21
---------------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                    2,950        2,903        2,865           2,824
Commercial                                                       414          403          396             392
Industrial                                                        18           18           18              18
Other                                                              4            4            4               4
---------------------------------------------------------------------------------------------------------------
Total                                                          3,386        3,328        3,283           3,238
===============================================================================================================
Employees  (year-end):
Core business                                                 28,872       30,144        30,087          30,368
Southern Electric                                                213          258           176             162
---------------------------------------------------------------------------------------------------------------
Total                                                         29,085       30,402        30,263          30,530
===============================================================================================================

                                       35B

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1995 Annual Report
===============================================================================================================
                                                                1988         1987         1986            1985
---------------------------------------------------------------------------------------------------------------
Operating Revenues  (in millions)                             $7,287       $7,204       $7,033          $6,999
Consolidated Net Income (in millions)                           $846         $577         $903            $845
Earnings Per Share of Common Stock                             $1.36        $0.96        $1.56           $1.56
Cash Dividends Paid Per Share of Common Stock                  $1.07        $1.07      $1.0325          $0.975
Return on Average Common Equity (percent)                      13.03         9.27        15.61           16.59
Total Asset (in millions)                                    $19,731       19,518      $18,483         $16,855
Gross Property Additions (in millions)                        $1,754       $1,853       $2,367          $2,242
---------------------------------------------------------------------------------------------------------------
Capitalization  (in millions):
Common stock equity                                           $6,686       $6,307       $6,133          $5,443
Preferred stock                                                1,465        1,363        1,392           1,308
Long-term debt                                                 8,433        8,333        7,812           7,220
---------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                  $16,584      $16,003      $15,337         $13,971
===============================================================================================================
Capitalization Ratios (per(percent):
Common stock equity                                             40.3         39.4         40.0            38.9
Preferred stock                                                  8.8          8.5          9.1             9.4
Long-term debt                                                  50.9         52.1         50.9            51.7
---------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                    100.0        100.0        100.0           100.0
===============================================================================================================
Other Common Stock Data:
Book value per share (year-end)                               $10.60       $10.28       $10.35           $9.72
Market price per share:
    High                                                       12 1/8       14 1/2      13 5/8           11 5/8
    Low                                                        10 1/8        8 7/8      10 1/8            8 7/8
    Close                                                      11 1/8       11 1/8      12 5/8           11 1/8
Market-to-book ratio (year-end)(percent)                       105.5        108.8        122.5           114.5
Price-earnings ratio (year-end) (times)                          8.2         11.7          8.2             7.1
Dividends paid (in millions)                                    $661         $628         $583            $512
Dividend yield (year-end) (percent)                              9.6          9.6          8.4             9.2
Dividend payout ratio (percent)                                 78.1        108.9         64.6            60.6
Cash coverage of dividends (year-end) (times)                    2.3          2.0          2.7             2.6
Proceeds from sales of stock (in millions)                      $194         $247         $379            $373
Shares outstanding (in thousands):
    Average                                                  622,292      601,390      580,252         541,244
    Year-end                                                 630,898      613,565      592,364         560,063
Stockholders of record (year-end)                            290,725      296,079      297,302         318,221
---------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                          $335         $700         $735             $20
Retired                                                          273          369          875              69
Preferred Stock (in millions):
Issued                                                          $120         $125         $100            $150
Retired                                                           10          160           53               6
---------------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                    2,781        2,733        2,675           2,611
Commercial                                                       384          374          362             348
Industrial                                                        18           18           17              17
Other                                                              4            4            4               4
---------------------------------------------------------------------------------------------------------------
Total                                                          3,187        3,129        3,058           2,980
===============================================================================================================
Employees (year-end):
Core business                                                 32,366       32,557       32,321          32,335
Southern Electric                                                157           55           37              19
---------------------------------------------------------------------------------------------------------------
Total                                                         32,523       32,612       32,358          32,354
===============================================================================================================


                                       36


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report
==============================================================================================
                                                                   1995       1994       1993
----------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                      $2,840     $2,560     $2,696
Commercial                                                        2,485      2,357      2,313
Industrial                                                        2,206      2,162      2,200
Other                                                                72         70         68
----------------------------------------------------------------------------------------------
Total retail                                                      7,603      7,149      7,277
Sales for resale within service area                                399        360        447
Sales for resale outside service area                               415        505        613
----------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          8,417      8,014      8,337
Other revenues                                                      763        283        152
----------------------------------------------------------------------------------------------
Total                                                            $9,180     $8,297     $8,489
==============================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                      39,147     35,836     36,807
Commercial                                                       35,938     34,080     32,847
Industrial                                                       51,644     50,311     48,738
Other                                                               863        844        814
----------------------------------------------------------------------------------------------
Total retail                                                    127,592    121,071    119,206
Sales for resale within service area                              9,472      8,151     13,258
Sales for resale outside service area                             9,143     10,769     12,445
----------------------------------------------------------------------------------------------
Total                                                           146,207    139,991    144,909
==============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        7.25       7.14       7.32
Commercial                                                         6.91       6.92       7.04
Industrial                                                         4.27       4.30       4.51
Total retail                                                       5.96       5.90       6.10
Sales for resale                                                   4.38       4.57       4.12
Total sales                                                        5.76       5.72       5.75
Average Annual Kilowatt-Hour Use Per Residential Customer        12,722     11,851     12,378
Average Annual Revenue Per Residential Customer                 $922.83    $846.48    $906.60
Plant Nameplate Capacity Ratings (year-end)(megawatts)           30,733     29,932     29,513
Maximum Peak-Hour Demand  (megawatts):
Winter                                                           21,422     22,254     19,432
Summer                                                           27,420     24,546     25,937
System Reserve Margin (at peak) (percent)                           9.4       19.3       13.2
Annual Load Factor  (percent)                                      59.5       63.5       59.4
Plant Availability (percent):
Fossil-steam                                                       86.7       85.2       87.9
Nuclear                                                            88.3       89.8       85.9
----------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               72.5       70.8       73.0
Nuclear                                                            16.4       17.9       16.3
Hydro                                                               4.1        4.7        3.9
Oil and gas                                                         1.7        0.9        0.9
Purchased power                                                     5.3        5.7        5.9
----------------------------------------------------------------------------------------------
Total                                                             100.0      100.0      100.0
==============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,099     10,010      9,994
Cost of fuel per million BTU (cents)                             151.70     155.81     166.85
Average cost of fuel per net kilowatt-hour generated (cents)       1.53       1.56       1.67
----------------------------------------------------------------------------------------------

                                       37A


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report
===================================================================================================================
                                                               1992          1991         1990               1989
-------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                   $2,402       $2,391        $2,342            $2,194
Commercial                                                     2,181        2,122         2,062             1,965
Industrial                                                     2,126        2,088         2,085             2,011
Other                                                             64           65            64                60
-------------------------------------------------------------------------------------------------------------------
Total retail                                                   6,773        6,666         6,553             6,230
Sales for resale within service area                             409          417           412               401
Sales for resale outside service area                            797          884           977               928
-------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                       7,979        7,967         7,942             7,559
Other revenues                                                    94           83           111               161
-------------------------------------------------------------------------------------------------------------------
Total                                                         $8,073       $8,050        $8,053            $7,620
===================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                   33,627       33,622        33,118            31,627
Commercial                                                    31,025       30,379        29,658            28,454
Industrial                                                    47,816       46,050        45,974            45,022
Other                                                            777          817           806               787
-------------------------------------------------------------------------------------------------------------------
Total retail                                                 113,245      110,868        109,556           105,890
Sales for resale within service area                          12,107       12,320         11,134            11,419
Sales for resale outside service area                         16,632       19,839         24,402            24,228
-------------------------------------------------------------------------------------------------------------------
Total                                                        141,984      143,027        145,092           141,537
===================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                     7.14         7.11           7.07              6.94
Commercial                                                      7.03         6.99           6.96              6.91
Industrial                                                      4.45         4.53           4.53              4.47
Total retail                                                    5.98         6.01           5.98              5.88
Sales for resale                                                4.20         4.05           3.91              3.73
Total sales                                                     5.62         5.57           5.47              5.34
Average Annual Kilowatt-Hour Use Per Residential Customer     11,490       11,659         11,637            11,287
Average Annual Revenue Per Residential Customer              $820.67      $829.18        $822.93           $782.90
Plant Nameplate Capacity Ratings (year-end)(megawatts)        29,830       29,915         29,532            29,532
Maximum Peak-Hour Demand (megawatts):
Winter                                                        19,121       19,166         17,629            20,772
Summer                                                        24,146       25,261         25,981            24,399
System Reserve Margin (at peak) (percent)                       14.3         16.5           14.0              21.0
Annual Load Factor (percent)                                    60.3         58.3           56.6              58.6
Plant Availability (percent):
Fossil-steam                                                    88.6         91.3           91.9              92.2
Nuclear                                                         85.2         83.4           83.0              87.0
-------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                            71.7         72.6           72.1              71.5
Nuclear                                                         16.2         16.2           15.6              15.7
Hydro                                                            4.6          4.4            4.4               5.2
Oil and gas                                                      0.5          0.6            1.3               1.1
Purchased power                                                  7.0          6.2            6.6               6.5
-------------------------------------------------------------------------------------------------------------------
                                                               100.0        100.0          100.0             100.0
Total
===================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                            9,976       10,022         10,065            10,086
Cost of fuel per million BTU (cents)                          162.58       168.28         172.81            171.00
Average cost of fuel per net kilowatt-hour generated (cents)    1.62         1.69           1.74              1.72
-------------------------------------------------------------------------------------------------------------------

                                       37B


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA (continued)
The Southern Company and Subsidiary Companies 1995 Annual Report
=================================================================================================================
                                                                   1988       1987         1986            1985
-----------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                      $2,103     $2,042       $1,996          $1,825
Commercial                                                        1,835      1,692        1,613           1,512
Industrial                                                        1,945      1,870        1,845           1,830
Other                                                                56         54           52              50
-----------------------------------------------------------------------------------------------------------------
Total retail                                                      5,939      5,658        5,506           5,217
Sales for resale within service area                                480        461          511             436
Sales for resale outside service area                               777      1,028          957           1,289
-----------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          7,196      7,147        6,974           6,942
Other revenues                                                       91         57           59              57
-----------------------------------------------------------------------------------------------------------------
Total                                                            $7,287     $7,204       $7,033          $6,999
=================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                      31,041     30,583       29,501           27,088
Commercial                                                       27,005     25,593       24,166           22,512
Industrial                                                       43,675     42,113       40,503           39,804
Other                                                               763        737          723              713
-----------------------------------------------------------------------------------------------------------------
Total retail                                                    102,484     99,026       94,893           90,117
Sales for resale within service area                             14,806     13,282       14,347           11,079
Sales for resale outside service area                            15,860     22,905       16,909           27,881
-----------------------------------------------------------------------------------------------------------------
Total                                                           133,150    135,213      126,149          129,077
=================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        6.77       6.68         6.77             6.74
Commercial                                                         6.79       6.61         6.67             6.71
Industrial                                                         4.45       4.44         4.56             4.60
Total retail                                                       5.80       5.71         5.80             5.79
Sales for resale                                                   4.10       4.11         4.69             4.43
Total sales                                                        5.40       5.29         5.53             5.38
Average Annual Kilowatt-Hour Use Per Residential Customer        11,255     11,307       11,157           10,515
Average Annual Revenue Per Residential Customer                 $762.42    $754.96      $754.93          $708.46
Plant Nameplate Capacity Ratings (year-end) (megawatts)          27,552     27,610       26,262           26,262
Maximum Peak-Hour Demand  megawatts):
Winter                                                           18,685     18,185       19,665           19,347
Summer                                                           23,641     23,194       23,255           21,778
System Reserve Margin  (at peak) (percent)                         15.0       16.2         11.4             17.6
Annual Load Factor  (percent)                                      59.8       58.7         57.2             57.4
Plant Availability (percent):
Fossil-steam                                                       91.3       91.2         90.3             90.5
Nuclear                                                            78.4       84.5         74.2             80.3
-----------------------------------------------------------------------------------------------------------------
Source of Energy Supply  (percent):
Coal                                                               77.7       77.8         79.4             78.5
Nuclear                                                            14.5       13.1         11.5             12.0
Hydro                                                               2.3        3.3          2.2              3.1
Oil and gas                                                         0.7        0.6          0.9              0.3
Purchased power                                                     4.8        5.2          6.0              6.1
-----------------------------------------------------------------------------------------------------------------
Total                                                             100.0      100.0        100.0            100.0
=================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,094     10,122       10,171           10,193
Cost of fuel per million BTU (cents)                             170.36     176.64       185.89           191.24
Average cost of fuel per net kilowatt-hour generated (cents)       1.72       1.78         1.89             1.95
-----------------------------------------------------------------------------------------------------------------